Exhibit 10.1

MAIDENFORM BRANDS, INC.
2005 ANNUAL PERFORMANCE BONUS PLAN
(as amended and restated effective as of April 3, 2009)

1.	PURPOSE

The purpose of the Plan is to attract, retain and motivate key employees by providing performance awards to designated key employees of the Company or its Subsidiaries.  The Plan was initially adopted by the Board effective as of January 2, 2005, and is hereby amended and restated in its entirety in the form set forth herein, effective as of April 3, 2009, to provide, among other things, that the Company may continue to grant Awards under the Plan after the 2009 annual meeting of the Company’s stockholders.  The Plan, as amended and restated, is not subject to the approval by the stockholders of the Company.  Accordingly, Awards granted under the Plan are not intended to, and will not, comply with the exception for performance based compensation under Section 162(m) of the Code following April 3, 2009.

2.	DEFINITIONS

Unless the context otherwise requires, the words that follow shall have the following meanings:

(a)           “Award” shall mean a performance award under the Plan.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d)           “Code Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder

(e)           “Company” shall mean Maidenform Brands, Inc. and any successor by merger, consolidation or otherwise.

(f)           “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board that is appointed by the Board to administer the Plan.

(g)           “Common Stock” means the common stock, $0.01 par value per share, of the Company.

(h)           “Participant” shall mean any employee of the Company or any Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with the Plan.

(i)           “Performance Period” shall mean each fiscal year of the Company or such other period (as specified by the Committee) over which performance is to be measured.

(j)           “Performance Goals” shall mean the objective performance goals, criteria, formulas and standards described in Section 6 hereof.

(k)           “Plan” shall mean the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan.

(l)           “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN

(a)           The Plan shall be administered by the Committee.  The Committee shall have the exclusive authority and responsibility to make all determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry the Plan into effect.  The Committee may, in its discretion, delegate its authority and responsibility under the Plan to the extent permitted by applicable law, provided that the Committee may not delegate authority or responsibility with respect to individuals subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

(b)           Decisions of the Committee shall be made by a majority of its members.  All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties.  The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company.

4.	ELIGIBILITY AND PARTICIPATION

(a)           For each Performance Period, the Committee shall select, in its discretion, the employees of the Company or its Subsidiaries who are to participate in the Plan.

(b)           No person shall be entitled to any Award for a Performance Period unless the individual is an employee of the Company or a Subsidiary designated as a Participant for the Performance Period.  The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion; provided that, subject to Section 5.2, once a person is designated as a Participant for a Performance Period such person shall not be removed as a Participant during such Performance Period.

5.	PERFORMANCE AWARD PROGRAM

5.1           PERFORMANCE AWARDS.  Subject to the satisfaction of any conditions on payment imposed by the Committee, each Participant shall be eligible to receive an Award based on the level of attainment during a specified Performance Period of the Performance Goals established for the Performance Period in accordance with Exhibit A, attached hereto, as determined by the Committee in its sole discretion.

5.2           PAYMENT DATE.  Awards may be paid at such time(s) as determined by the Committee but in all events, except as provided in the next sentence, shall be paid not later than the later of: (i) March 15 of the year following the calendar year in which the Performance Period with respect to which the Award is earned ends; or (ii) two and one-half (2½) months after the expiration of the fiscal year in which the Performance Period with respect to which the Award is earned ends.  The Committee may defer payment of all or any portion of any Awards with such conditions as the Committee may determine and may permit a Participant electively to defer receipt of all or a portion of an Award.  Unless otherwise determined by the Committee in its sole discretion, no Award or pro rata portion thereof shall be payable to any individual whose employment with the Company or its Subsidiaries has ceased prior to the date such Award is paid.

5.3           FORM OF PAYMENT.  In the sole discretion of the Committee, Awards may be paid at the time payment is otherwise due hereunder in whole or in part in cash, Common Stock or other property, provided that any Common Stock shall be issued under the Maidenform Brands, Inc. 2009 Omnibus Incentive Plan as an “other stock-based award” (or another plan maintained by the Company that was approved by stockholders) or under another arrangement that is permitted under applicable stock exchange or listing rules.

6.	NON-ASSIGNABILITY

No Award or payment thereof nor any right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

7.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of an Award shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affect the right of the Company or any of its Subsidiaries to terminate the employment of any Participant.

8.	TERM OF PLAN; AMENDMENT OR TERMINATION

The Board initially approved the Plan effective as of January 2, 2005.  While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of the Plan at any time; provided that no amendment, suspension or termination may adversely affect the rights of any Participant with regard to an Award for a current or prior Performance Period.

9.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

10.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

11.	CODE SECTION 409A

Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to be exempt from Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent, except that any deferral under Section 5.2 will be made in a manner intended to comply with the applicable requirements of Code Section 409A.

12.	GOVERNING LAW

The Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

EXHIBIT A

The Performance Goals shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in the following criteria or such other criteria determined by the Committee: (i) enterprise value or value creation targets; (ii) after-tax or pre-tax profits, including without limitation as attributable to continuing and/or other operations of the Company; (iii) operational cash flow or economic value added; (iv) specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or earnings per share from continuing operations; (vi) sales (domestic and/or international), inventory turnover, revenues, net income, gross margin or earnings before income tax or other exclusions; (vii) return on capital employed or return on invested capital; (viii) total shareholder return, including after-tax or pre-tax return on stockholder equity; (ix) the fair market value of the shares of the Company’s Common Stock; (x) the growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends; (xi) a transaction that results in the sale of stock or assets of the Company; (xii) earnings before interest, taxes plus amortization and depreciation; (xiii) reduction in expenses or cost savings; or (ix) any financial metric set forth herein or in the Company’s financial statements as a percentage of another financial metric.

Unless the Committee otherwise determines in its sole discretion that appropriate adjustment should be made to reflect the impact of an event or occurrence, the Committee shall exclude the impact of any of the following events or occurrences: (a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in tax law or accounting standards required by generally accepted accounting principles.  Performance goals may also be based upon individual Participant Performance Goals, as determined by the Committee, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or affiliate, subsidiary, division, other operational unit, business segment or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations (or an affiliate, subsidiary, division, other operational unit, business segment or administrative department of another corporation).  The Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.